Exhibit 10.6

Execution Version

SPAC INVESTOR SUPPORT AGREEMENT

This SPAC Investor Support Agreement (this “SPAC Investor Support Agreement”) is dated as of March 19, 2021 by and among SC Health Holdings Limited (the “Sponsor”), SC Health Corporation., a blank check exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (as defined below), (“HoldCo”), Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (“Merger Sub”) and Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, as of the date hereof the Sponsor is, and as of immediately prior to the Closing will be, the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,487,500 SPAC Class B Ordinary Shares, 5,450,000 SPAC Private Placement Warrants, in each case as set forth on Schedule I attached hereto, which such SPAC Class B Ordinary Shares constitute 98.7% of the Class B ordinary shares of SPAC and such SPAC Private Placement Warrants constitute all of the issued and outstanding Private Placement Warrants (as such term is defined in the Warrant Agreement).

WHEREAS, as a result of the Initial Exchange, the Company will become a wholly-owned subsidiary of HoldCo;

WHEREAS, contemporaneously with the execution and delivery of this SPAC Investor Support Agreement, SPAC, HoldCo, Merger Sub, and the Company, have entered into a business combination agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, SPAC is to merge with and into Merger Sub, with SPAC continuing on as the surviving entity as a directly wholly-owned subsidiary of HoldCo, on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as an inducement to SPAC, HoldCo, Merger Sub and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. The Sponsor hereby acknowledges that it has read the Business Combination Agreement and this SPAC Investor Support Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Sections 8.2 (No Solicitation by SPAC) (but only with respect to Business Combination Proposals involving SPAC), 9.12 (Confidentiality) and 12.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in such Sections) as if the Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Merger Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 11.1 (Termination) thereof, the Sponsor shall not, directly or indirectly, (i) sell (including short sells), offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, tender, convert, encumber, assign or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any SPAC Ordinary Shares or SPAC Warrants owned by the Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of SPAC Ordinary Shares or SPAC Warrants owned by the Sponsor, either voluntarily or involuntarily (clauses (i) and (ii) collectively, a “Transfer”); or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the SPAC Ordinary Shares or SPAC Warrants owned by the Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers between the Sponsor and any Affiliate of the Sponsor, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to SPAC a joinder to this SPAC Investor Support Agreement in the form attached hereto as Annex A. The Sponsor hereby authorizes SPAC and HoldCo to maintain a copy of this SPAC Investor Support Agreement at either the executive office or the registered office of SPAC and/or HoldCo. In furtherance of this SPAC Investor Support Agreement, the Sponsor hereby authorizes and will instruct SPAC, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such Sponsor’s SPAC Ordinary Shares and SPAC Warrants with respect to any Transfer not permitted hereunder.

Section 1.3 New Shares. In the event that (a) any SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC are issued to the Sponsor after the date of this SPAC Investor Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Ordinary Shares or SPAC Warrants of, on or affecting the SPAC Ordinary Shares or SPAC Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC after the date of this SPAC

Investor Support Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any SPAC Ordinary Shares or other equity securities of SPAC after the date of this SPAC Investor Support Agreement (such SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this SPAC Investor Support Agreement to the same extent as if they constituted the SPAC Ordinary Shares or SPAC Warrants owned by the Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor shall deliver to SPAC, HoldCo and the Company a duly executed copy of that certain Registration Rights and Lock-Up Agreement, by and among others, SPAC, the Sponsor and certain former Company Shareholders.

Section 1.5 Sponsor Support Agreements.

(a) The Sponsor agrees irrevocably and unconditionally that at any meeting of the shareholders of SPAC, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought and in connection with any similar vote or consent of the holders of Private Placement Warrants, the Sponsor shall (i) appear at each such meeting or otherwise cause all of its SPAC Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Ordinary Shares:

(i) in favor of the transactions contemplated by the Business Combination Agreement;

(ii) in favor of the Transaction Proposals;

(iii) against any merger agreement, merger, exchange, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any other business combination proposal involving SPAC (other than the Business Combination Agreement and the transactions contemplated thereby);

(iv) against any change in the business, management or Board of Directors of SPAC (other than in connection with Transaction Proposals); and

(v) against any proposal, action or agreement that would reasonably be expected to (A) impede, nullify, frustrate, prevent, interfere with, materially delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by the Business Combination Agreement, any Ancillary Agreement, the Exchange or the Merger or any provision of this SPAC Investor Support Agreement, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement or any Ancillary Agreement, (C) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.

The Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. The obligations of the Sponsor hereunder shall apply whether or not the SPAC Board or other governing body or any committee, subcommittee or subgroup thereof recommends any of the Transaction Proposals and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the SPAC Board’s recommendation to its stockholders.

(b) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Business Combination Agreement pursuant to Article XI thereof, the Sponsor shall not modify or amend any contract between or among the Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any Affiliate of the Sponsor, on the one hand, and SPAC on the other hand.

Section 1.6 Waiver of Certain Rights. Notwithstanding anything to the contrary in any other agreement or contract to which the Sponsor is bound, the Sponsor (for itself and for its successors, heirs and assigns) hereby (but subject to the consummation of the Merger) irrevocably and unconditionally:

(a) waives, to the fullest extent permitted by law and SPAC’s Governing Documents, and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which SPAC Ordinary Shares held by the Sponsor convert into HoldCo Ordinary Shares, whether resulting from the transactions contemplated by the Business Combination Agreement, the Subscription Agreements or otherwise;

(b) agrees not to (i) demand that SPAC redeem its SPAC Class B Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement or (ii) otherwise participate in any such redemption by tendering or submitting any of its SPAC Class B Ordinary Shares for redemption; and

(c) (i) waives any rights for working capital loans made by or on its behalf to SPAC or any of its affiliates to be converted into warrants exercisable for securities of SPAC, HoldCo or any of their affiliates or their successors and assigns and (ii) agrees that no such loans shall be converted into such warrants or any such other securities.

Section 1.7 Further Assurances. The Sponsor shall, and shall cause its affiliates to, take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Merger and the other applicable transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein and shall not, and shall cause its affiliates not to, take any action that would reasonably be expected to prevent or materially delay the satisfaction of any of the conditions to the Merger and the other applicable transactions contemplated by the Business Combination Agreement set forth in Article X of the Business Combination Agreement.

Section 1.8 No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsor. Except as set forth in (i) any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Article II, or (ii) in the SPAC Disclosure Letter, Sponsor represents and warrants as of the date hereof to HoldCo, SPAC and the Company as follows:

(a) Organization; Due Authorization. It is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this SPAC Investor Support Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate power and authority and have been (i) duly and validly authorized and approved by Sponsor’s Board and (ii) determined by Sponsor’s Board as advisable to Sponsor and Sponsor’s Shareholders and recommended for approval by Sponsor’s Shareholders. This SPAC Investor Support Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this SPAC Investor Support Agreement, this SPAC Investor Support Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. The Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Sponsor’s SPAC Ordinary Shares and SPAC Warrants listed on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such SPAC Shares or SPAC Warrants (other than transfer restrictions under the Securities Act)) affecting any such SPAC Shares or SPAC Warrants, other than Liens pursuant to (i) this SPAC Investor Support Agreement, (ii) the SPAC’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws. The Sponsor’s SPAC Ordinary Shares and SPAC Warrants are the only equity securities in SPAC owned of record or beneficially by the Sponsor or any of its Affiliates on the date of this SPAC Investor Support Agreement, and none of the Sponsor’s SPAC Ordinary Shares or SPAC Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such SPAC Ordinary Shares or SPAC Warrants, except as provided hereunder. Other than the SPAC Warrants, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(c) No Conflicts. The execution and delivery of this SPAC Investor Support Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Sponsor’s SPAC Ordinary Shares or SPAC Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its, his or her obligations under this SPAC Investor Support Agreement.

(d) Litigation. There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its, his or her obligations under this SPAC Investor Support Agreement.

(e) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Sponsor, for which SPAC or any of its Affiliates may become liable.

(f) Acknowledgment. The Sponsor understands and acknowledges that each of SPAC, the Company and HoldCo is entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this SPAC Investor Support Agreement.

(g) Affiliate Arrangements. Neither Sponsor nor any anyone related by blood, marriage or adoption to Sponsor or, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to, or arising from, any contract with SPAC.

(h) No Other Representations or Warranties. Except for the representations and warranties made by the Sponsor in this ARTICLE II or in any other Ancillary Agreement to which Sponsor is a party, Sponsor does not make any express or implied representation or warranty to SPAC, HoldCo, Merger Sub or the Company in connection with this SPAC Investor Support Agreement or the transactions contemplated by this SPAC Investor Support Agreement, and the Sponsor expressly disclaims any such other representations or warranties.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This SPAC Investor Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the termination of the Business Contribution Agreement in accordance with its terms, (b) the Merger Effective Time, or (c) the written agreement of the Sponsor, SPAC, HoldCo, Merger Sub and the Company. Upon such termination of this SPAC Investor Support Agreement, all obligations of the parties under this SPAC Investor Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this SPAC Investor Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this SPAC Investor Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this SPAC Investor Support Agreement.

Section 3.2 Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 12.7 (Governing Law) and 12.14 (Jurisdiction; Waiver of Jury Trial) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

Section 3.3 Non-Circumvention. The Sponsor agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which it is not permitted to accomplish directly under this SPAC Investor Support Agreement pursuant to provisions of this SPAC Investor Support Agreement that have not been terminated pursuant to Section 3.1.

Section 3.4 Inconsistent Actions. The Sponsor agrees, while this SPAC Investor Support Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of the Sponsor contained in this SPAC Investor Support Agreement inaccurate or has the effect of preventing or disabling the Sponsor from performing its obligations under this SPAC Investor Support Agreement

Section 3.5 Assignment. This SPAC Investor Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this SPAC Investor Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.6 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this SPAC Investor Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this SPAC Investor Support Agreement and to enforce specifically the terms and provisions of this SPAC Investor Support Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.7 Amendment. This SPAC Investor Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, HoldCo, Merger Sub, the Company and the Sponsor.

Section 3.8 Severability. If any provision of this SPAC Investor Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this SPAC Investor Support Agreement will remain in full force and effect. Any provision of this SPAC Investor Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this SPAC Investor Support Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Business Combination Agreement, any Ancillary Agreement, the Exchange or the Merger be consummated as originally contemplated to the fullest extent possible.

Section 3.9 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to SPAC, prior to the Closing, or to SPAC after the Effective Time, to:

SC Health Corporation

108 Robinson Road #10-00

Singapore 068900

Republic of Singapore

Attention: Jeri Kewk

  AJ Coloma

  Eric Teo

  Terence Fong

  Aaron Wee

  Clement Chen

Email: jeri.kwek@sincapital.com

  aj.coloma@sincapital.com

  eric.teo@sincapital.com

  terence.fong@sincapital.com

  aaron.wee@sincapital.com

  Clement.Chen@sincapital.com

with copies to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

United States of America

Attention: Carl Marcellino

  Elizabeth Todd

Email: Carl.Marcellino@ropesgray.com

  Elizabeth.Todd@ropesgray.com

(b) If to the Company, HoldCo or Merger Sub:

Rockley Photonics Holdings Limited

3rd Floor

1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

Attention: Dr. Andrew Rickman

Email: andrew.rickman@rockleyphotonics.com

with copies to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, New York 10019

United States of America

Attention: James Masetti

  Jarrod Murphy

Email: jim.masetti@pillsburylaw.com

  jarrod.murphy@pillsburylaw.com

(c) If to Sponsor, to:

SC Health Holdings Limited

108 Robinson Road #10-00

Singapore 068900

Republic of Singapore

Attention: David Sin

Email: david.sin@sincapital.com

Section 3.10 Counterparts. This SPAC Investor Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.11 Entire Agreement. This SPAC Investor Support Agreement and the agreements referenced herein and contemplated hereby constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor, SPAC, HoldCo, Merger Sub and the Company have each caused this SPAC Investor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

SC HEALTH HOLDINGS LIMITED

By:	/s/ David Sin
Name: David Sin
Title: Director

[Signature Page to SPAC Investor Support Agreement]

SPAC:

SC HEALTH CORPORATION

By:	/s/ Angelo John Coloma
Name: Angelo John Coloma
Title: Chief Executive Officer

[Signature Page to SPAC Investor Support Agreement]

COMPANY:

ROCKLEY PHOTONICS LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Chief Executive Officer

[Signature Page to SPAC Investor Support Agreement]

HOLDCO:

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Director

[Signature Page to SPAC Investor Support Agreement]

MERGER SUB:

ROCKLEY MERGERSUB LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Director

[Signature Page to SPAC Investor Support Agreement]

Schedule I

Sponsor SPAC Ordinary Shares and SPAC Warrants

Sponsor	SPAC Class A Ordinary Shares	SPAC Class B Ordinary Shares	SPAC Private Placement Warrants
SC Health Holdings Limited	N/A	5,487,500	5,450,000

[Schedule I to SPAC Investor Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the SPAC Investor Support Agreement, dated as of March 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among SC Health Holdings Limited (the “Sponsor”), SC Health Corporation., a blank check exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (as defined below), (“HoldCo”), Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (“Merger Sub”) and Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the SPAC Investor Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if it had executed the SPAC Investor Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the SPAC Investor Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: __________, 20__
By:
Name:
Title:

Address for Notices:

With copies to:

[Schedule II to SPAC Investor Support Agreement]